NYFIX, Inc. 2009 Annual Incentive Plan

1. General

The NYFIX, Inc. ("NYFIX" or the "Company") 2009 Annual Incentive Plan ("AIP") is a bonus program for the 12 month period from January 1, 2009 through December 31, 2009 that is intended to motivate eligible employees to achieve the Company’s 2009 Critical Success Factors ("CSFs") and related Corporate, Divisional/Functional and Individual Goals and Objectives. The 2009 AIP provides employees an opportunity to receive financial rewards payable in the form of either cash or equity as a means of tangibly sharing in NYFIX's success and, in certain cases, shareholder value creation. All Corporate, Divisional/Functional and Individual Goals and Objectives are designed to align with NYFIX’s strategic and tactical goals and objectives (which are tied to our CSFs) for the period from January 1, 2009 through December 31, 2009.

The 2009 AIP has two stages:

a)	Stage 1 determines the size of each individual employee's bonus target based on NYFIX's success in achieving the overall financial targets (Operating EBITDA and Revenue) included in the Revised Operating Plan for 2009 as presented to and approved by the Company’s Board of Directors on March 9, 2009 (the "Stage 1 Corporate Objectives").

Each employee has an initial individual bonus target. This initial individual bonus target is adjusted based on the percentage of the Stage 1 Corporate Objectives achieved per the charts included in Appendices I, II & III. In calculating the percentage of Stage 1 Corporate Objective achievement, Operating EBITDA and Revenue will be weighted 75% and 25%, respectively. Achievement of the Operating EBITDA and Revenue targets are independent of one another, so that even if one target "hard stop" is not achieved, the 2009 AIP will be paid on the target that is achieved.

For senior executives, annual bonus targets will be determined by multiplying the initial individual bonus targets by Stage 1 adjustment factors ranging from 0% to 200% in accordance with Appendix I, except in the event of a Change in Control, under Section 5, where the maximum adjustment factor will be 200% for the Company's CEO and 300% for the CFO and CTO, in accordance with Appendix IV. For senior managers, the annual bonus target will be determined by multiplying the initial individual bonus targets by adjustment factors ranging from 50% to 150% in accordance with Appendix II. For staff/other employees, the annual bonus target will be determined by multiplying the initial individual bonus targets by adjustment factors ranging from 90% to 110% in accordance with Appendix III.

b)	Stage 2 calculates individual bonus payouts based upon the achievement of key performance goals and objectives (the "Stage 2 Objectives"). The Stage 2 Goals and Objectives categories are: (i) Corporate, (ii) Divisional/Functional, and (iii) Individual. The portion of the 2009 AIP payout attributable to each category of the three Stage 2 Objectives will vary depending on whether the individual is a Division or Functional employee, as well as the roles and responsibilities applicable to each individual. The following schedule details these allocable portions:

		Division/Functional
	Corporate	Group	Individual

CEO/CFO	90%		10%
Functional Group Heads	60%	30%	10%
Functional Group Managers	40%	40%	20%
Business Division Heads	50%	40%	10%
Business Division Managers	40%	40%	20%
Other Participants	20%	40%	40%

Following year-end, the CEO and CFO will make a reasonable determination as to the achievement of each of the Stage 2 Goals and Objectives with respect to non-executive officers, which determination as to that individual shall be final. The Compensation Committee of the Board of Directors will make a reasonable determination as to the achievement of the Stage 2 Goals and Objectives with respect to the CEO and other executive officers, which determination shall be final.

2.	Stage 2 Objectives a. Corporate Goals and Objectives:

The specific performance measures that will be used for the Corporate Goals and Objectives are detailed below under each of the CSFs that they help achieve.

Profitably Grow the Business and Achieve the Financial Plan (30%)

·	Achieve Operating EBITDA Targets
·	Achieve Annual Revenue Plan
·	Achieve Buy-Side Revenue Target
·	Grow Messaging Channels
·	Achieve Millennium ADV Target

Invest for the Future and Grow New Markets (20%)

·	Grow Euro Millennium
·	Grow FIX International Businesses

· Execution against the IOI Liquidity Discovery Plan

Align with Clients and Aggressively Market the Company (15%)

·	Meet Rapid and Aggressive Product Delivery Schedule
·	Demonstrable Enhancements to Partnerships & Marketing Efforts

Achieve Operational Excellence (20%)

·	Meet or Exceed Service Levels for Marketplace Businesses
·	Meet or Exceed Service Levels for Transactions Businesses
·	Rollout NFS Billing and Revenue Reporting for Marketplace
·	Zero Setback Tolerance for Operational Issues with Significant Business Impact

Foster a Culture of Success (15%)

·	Enhance Communication Supporting Alignment Around Strategy
·	Ensure Staff are Empowered, Motivated and Driven toward Achievement of 2009
Plan
·	Maintain Employee Morale in Difficult Market

Achievement of the Goals and Objectives within each CSF are independent of one another, so that even if one or more Goals and Objectives are not achieved, the 2009 AIP will be paid on those Goals and Objectives that are achieved. The payment based on Corporate Goals and Objectives will be in the range of 50-150% of the portion of the bonus target allocated to Corporate Goals and Objectives.

b. Divisional/Functional Group Goals and Objectives

Divisional/Functional Goals and Objectives and related timetables will be developed by each Divisional/Functional head in conjunction with the CFO and HR and, following approval by the Company's CEO, will be communicated to employees.

The payment based on Divisional/Functional Group Goals and Objectives will be in the range of 50-150% of the portion of the bonus target allocated to Divisional/Functional Group Goals and Objectives.

c. Individual Goals and Objectives

Each eligible employee will be assigned an individual rating based on a performance review. The performance review will consider the employee's contribution to the achievement of Company and Divisional/Functional Goals and Objectives, as well as other individual achievements determined by the employee's supervisor. The payment based on Individual Goals and Objectives is capped at 120% of the portion of the bonus target allocated to Individual Goals and Objectives.

3. Eligibility

The 2009 AIP is applicable to all non-sales employees. Employees who receive individual ratings below 50% are not eligible for payout and those that receive individual ratings between 50 and 75% are eligible for a payout of a maximum of 50% of target. New employees that join the Company during the calendar year will have their eligibility to participate in the 2009 AIP pro-rated based on date of hire. Participants must continue to be employed by NYFIX until the bonus is paid to receive the payment; however, employees who leave the Company as a result of disability, or who die during the bonus period, will be eligible to receive a bonus prorated through the effective last date of employment.

4. Payment

Individual bonuses will be calculated by multiplying the portion of the Stage 1 Bonus Target allocated to Corporate, Divisional/Functional Group and Individual Goals and Objectives by the applicable payment percentage for the Corporate, Divisional/Functional Group and Individual ratings, respectively, and then totaling those three components. Bonuses are expected to be paid prior to March 15, 2010, except for payments under Section 5, which shall be paid upon the closing of a transaction that results in a Change in Control.

Example Calculation (Business Division Manager):

Bonus Target: $100,000 Revenue Achievement: 100% Operating EBITDA Achievement: 90% Corporate Achievement: 90% Divisional Achievement: 130% Individual Achievement: 110%

Stage 1

$100,000 x 92.5% (see Appendix I) = $92,500

Stage 2

$92,500 x (90% x 40%) + $92,500 x (130% x 40%) + $92,500 x (110% x 20%) = $101,750.

Bonuses may be paid in any combination of cash and equity, and subject to any such other terms, conditions and restrictions, as determined at the sole discretion of the Compensation Committee or Board. To the extent that equity is included as part of an individual's bonus, such equity will be issued pursuant to the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan in accordance with the NYFIX, Inc. Equity Award Guidelines.

5. Change in Control

In the event of a Change in Control, in lieu of an annual incentive bonus, certain senior executives and other employees will be paid a bonus equal to their target bonus adjusted by a factor based on the Company's sale price and/or operating performance to date. For purposes of this Plan, the term "Change in Control" shall have the same definition as set forth in the Company's 2007 Omnibus Equity Compensation Plan.

Approvals: As set forth in the charter of the Compensation Committee of the

Company's Board of Directors, the Compensation Committee will approve all payments made under the Plan to senior executives who report directly to the CEO. The Board of Directors will approve all payments made under the Plan to the CEO. The Compensation Committee and/or Board of Directors shall have discretion to make additional payments to any employee (including the CEO and the CEO's direct reports) to reward strong performance and the completion of successful strategic initiatives.

Continued Employment: Nothing contained in this bonus scheme shall guarantee any employee employment for any duration.

Reservation of Rights: All determinations made regarding the NYFIX 2009 AIP and the Company's rights and obligations hereunder shall be made by the Compensation Committee, and all such determinations shall be final and binding. The Compensation Committee may, in its sole discretion, modify the terms of this Plan, including the Corporate, Divisional/Functional and/or Individual Goals and Objectives, at any time.